UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2021

MACY'S, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-13536	13-3324058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 West 34th Street, New York, New York 10001

(Address of Principal Executive Offices)

(513) 579-7780

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	M	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 8.01. Other Events.

On March 2, 2021, Macy’s, Inc. (“Macy’s”) announced that its wholly-owned subsidiary, Macy’s Retail Holdings, LLC (“MRH”), priced an offering of $500 million in aggregate principal amount of 5.875% senior notes due 2029 (the “Notes”) in a private offering at an offering price of 100% of the principal amount thereof (the “Notes Offering”). The Notes will have a maturity date of April 1, 2029. The closing of the Notes Offering is expected to occur on March 17, 2021, subject to customary closing conditions. The Notes will be senior unsecured obligations of MRH and will be unconditionally guaranteed on a senior unsecured basis by Macy’s.

MRH intends to use the net proceeds from the Notes Offering, together with cash on hand, (i) to fund its separately announced tender offer, (ii) to pay fees and expenses in connection therewith and of the Notes Offering and (iii) to the extent of any remaining proceeds, for general corporate purposes, which may include the repayment of outstanding debt. This Current Report is not an offer to purchase, or a solicitation of an offer to sell, any of the notes subject to the tender offer.

On March 2, 2021, Macy’s issued a press release announcing the pricing of the Notes Offering. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1 Press Release of Macy’s Relating to the Pricing of the Notes Offering dated March 2, 2021.
104 Cover Page Interactive Data File (embedded witin the Inline XBRL Document)

MACY'S, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACY'S, INC.

Dated: March 2, 2021	By:	/s/ Elisa D. Garcia
	Name:	Elisa D. Garcia
	Title:	Executive Vice President, Chief Legal Officer and Secretary